Exhibit 99.1

November 2, 2022
FOR IMMEDIATE RELEASE
Investor Contact: Mark Warren (205) 298-3220
Media Contact: Janet Kavinoky (205) 298-3220

VULCAN REPORTS THIRD QUARTER 2022 RESULTS

Pricing Momentum and Solid Operational Execution Drove Strong Results
Demand Environment Remains Supportive of Earnings Growth

Birmingham, Alabama – November 2, 2022 – Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates, today announced results for the quarter ended September 30, 2022.

Third Quarter Financial and Operating Highlights (compared with prior year):
•	Total revenues increased 38 percent, driven by double-digit growth in the Company’s legacy operations as well as the addition of acquired operations
•	Average selling prices increased sharply in each product line
o	Aggregates pricing increased 12 percent on a reported and mix-adjusted basis
o	Average price for asphalt and concrete increased 26 percent and 13 percent, respectively
•	Shipments increased year-over-year in each product line, driven by acquisitions and healthy underlying demand in our markets
o	Aggregates volumes increased 9 percent or 3 percent on a same-store basis
•	Gross profit increased $99 million, or 25 percent, to $493 million
o	Aggregates gross profit increased $64 million, or 17 percent
o	Non-aggregates gross profit increased $35 million, including a $22 million year-over-year improvement in the Asphalt segment
o	Includes $67 million of higher energy-related costs compared to the prior year’s quarter
•	Earnings attributable to Vulcan from continuing operations were $178 million, or $1.33 per diluted share.
o
Included in these results was a net after-tax loss of $59 million of non-routine items, comprised principally of charges related to assets classified as held for sale during the quarter ($63 million or $0.48 per diluted share) and a gain on the sale of excess real estate ($18 million or $0.13 per diluted share)

o	Excluding the non-routine items, earnings attributable to Vulcan from continuing operations were $1.78 per diluted share
•	Adjusted EBITDA increased 21 percent to $507 million

Tom Hill, Vulcan Materials’ Chairman and Chief Executive Officer, stated, “Consistent with our expectations for the second half of the year, strong pricing momentum and solid operational execution led to earnings growth in each of our operating segments.  Aggregates cash gross profit per ton improved by 9 percent, a considerable acceleration from the first half of the year.  This momentum, along with the ongoing favorable pricing environment and current visibility into private nonresidential and infrastructure demand, reinforces our confidence in our ability to deliver strong earnings growth in 2022.”

November 2, 2022
FOR IMMEDIATE RELEASE

Highlights as of September 30, 2022 include:

	Third Quarter		Year to Date		Trailing-Twelve Months
Amounts in millions, except per unit data	2022	2021	2022	2021	2022	2021
Total revenues	$2,088.3	$1,516.5	$5,583.3	$3,945.9	$7,189.6	$5,121.0
Gross profit	$492.9	$394.1	$1,207.8	$1,021.7	$1,559.5	$1,324.4
Aggregates segment
Segment sales	$1,490.5	$1,172.4	$4,013.5	$3,192.7	$5,165.8	$4,149.2
Freight-adjusted revenues	$1,097.2	$898.0	$2,956.5	$2,453.1	$3,817.4	$3,190.4
Gross profit	$436.1	$372.4	$1,081.3	$969.8	$1,407.2	$1,245.8
Shipments (tons)	65.4	60.2	182.2	165.1	239.9	216.3
Freight-adjusted sales price per ton	$16.79	$14.93	$16.23	$14.86	$15.91	$14.75
Gross profit per ton	$6.67	$6.19	$5.94	$5.87	$5.87	$5.76
Asphalt, Concrete & Calcium segment gross profit	$56.8	$21.7	$126.5	$51.9	$152.3	$78.6
Selling, Administrative and General (SAG)	$135.3	$103.8	$388.7	$293.1	$513.2	$391.7
SAG as % of Total revenues	6.5%	6.8%	7.0%	7.4%	7.1%	7.6%
Earnings from continuing operations before income taxes	$260.6	$228.7	$637.4	$705.1	$806.1	$846.3
Net earnings attributable to Vulcan	$177.1	$176.9	$456.2	$532.9	$594.2	$647.4
Adjusted EBITDA	$507.0	$417.7	$1,251.0	$1,068.0	$1,634.3	$1,379.2
Earnings attributable to Vulcan from continuing operations per diluted share	$1.33	$1.33	$3.54	$4.01	$4.58	$4.88
Adjusted earnings attributable to Vulcan from continuing operations per diluted share	$1.78	$1.54	$4.03	$3.80	$5.28	$4.86

Segment Results

Aggregates

Segment gross profit was $436 million, an increase of 17 percent from the prior year.  Cash gross profit per ton increased 9 percent to $8.41 per ton.  Double-digit price growth and solid operational execution helped offset cost headwinds, including significantly higher diesel fuel costs ($27 million) and continued inflationary pressures for many other parts and supplies.

Price growth in the third quarter was consistently strong across the Company’s markets.  Freight-adjusted pricing was $16.79 per ton, an increase of $1.86 per ton, or 12 percent, over the prior year.  Adjusting for mix impacts, average selling price also increased 12 percent.

Total aggregates shipments increased 9 percent, reflecting shipment contribution from acquisitions and healthy construction activity levels.  On a same-store basis, shipments increased 3 percent.  Shipment growth was geographically widespread and particularly strong in many southeastern markets and California.

Freight-adjusted unit cash cost of sales increased 17 percent, or $1.19 per ton, as compared to the prior year’s third quarter.  Excluding the impact of higher diesel fuel costs, freight-adjusted cash cost of sales increased 11 percent, or $0.77 per ton.

Asphalt, Concrete and Calcium

Asphalt segment gross profit was $30 million, an increase of $22 million over the prior year’s third quarter.  The year-over-year increase was driven by widespread volume improvement and continued pricing momentum.  Asphalt volumes increased 13 percent, driven by growth in Arizona and California, the Company’s two largest asphalt markets.  Asphalt pricing increased 26 percent, or $15.37 per ton, more than offsetting a 42 percent ($33 million) increase in the average price paid for liquid asphalt as well as a $3 million year-over-year increase in the cost of natural gas.

November 2, 2022
FOR IMMEDIATE RELEASE

Third quarter Concrete segment gross profit was $26 million, an increase of $12 million over the prior year.  Concrete results benefited from the contribution of acquired operations as well as strong volume and price growth in the Company’s legacy operations.  Unit material margins improved as higher selling prices helped offset higher raw materials costs, including aggregates supplied by the Company.

Calcium segment gross profit was $0.8 million compared to $0.3 million in the prior year quarter.

Selling, Administrative and General (SAG) and Other Items
SAG expense was $135 million in the quarter, or 6.5 percent of total revenues.  Higher expenses versus the prior year were driven by elevated legal and professional fees, related mostly to Mexico and business development activities, and increased incentives driven by favorable current-year performance.  Trailing-twelve-months SAG expense was 7.1 percent of total revenues, 50 basis points less than the prior year.  The Company remains focused on further leveraging its overhead cost structure.

This year’s third quarter included the sale of real estate in California.  This transaction resulted in a pretax gain of $24 million ($18 million after-tax).  The Company continues to maximize the value of its portfolio of quarry operations as they move through the life cycle of land management.

We are currently finalizing an agreement for the disposition of our concrete assets in New York, New Jersey and Pennsylvania and expect to close the transaction in the fourth quarter, subject to obtaining regulatory approvals and the satisfaction of other customary closing conditions.  As a result, these assets were classified as held for sale during the quarter and were written down to their fair value, resulting in a pretax loss of $68 million ($63 million after-tax), including the write-off of the associated goodwill.

Financial Position, Liquidity and Capital Allocation
Capital expenditures in the third quarter were $138 million, including both maintenance and growth projects.  Through the first nine months of 2022, capital expenditures were $378 million.  For the full year, the Company expects to spend $600 to $650 million.  Full-year capital expenditures include spending for U.S. Concrete operations acquired in August 2021 as well as spending for projects put on hold in 2020 due to the pandemic.  The Company will continue to review its plans and will adjust as needed, while being thoughtful about preserving liquidity.

During the quarter, we acquired strategic aggregates and downstream assets to complement our position in Northern California.  Additionally, we acquired a quarry in Honduras from which we have been distributing materials to certain Gulf Coast markets since 2019.

On September 30, 2022, the ratio of total debt to trailing-twelve-months Adjusted EBITDA was 2.6 times (2.5 times on a net debt basis).  The Company remains committed to its stated long-term target leverage range of 2.0 to 2.5 times total debt to trailing-twelve-months Adjusted EBITDA.

On a trailing-twelve-months basis, return on invested capital was 13.6 percent.  The Company is focused on driving further improvement through solid operating earnings growth coupled with disciplined capital management.

November 2, 2022
FOR IMMEDIATE RELEASE

Outlook
Regarding the Company’s current outlook for 2022, Mr. Hill said, “We have continued to execute well and now expect full-year Adjusted EBITDA of $1.640 to $1.680 billion.  Through the first nine months, aggregates shipments have exceeded the upper end of our expectations, driven by acquisitions and healthy underlying demand in our markets.”

Mr. Hill continued, “As we look ahead to 2023, leading indicators suggest that growing public construction activity, particularly highways, and the recovery in private nonresidential contract awards should help to offset contracting single-family residential demand.  The pricing environment remains positive, and we carry strong momentum into 2023.”

Mr. Hill concluded, “Our industry-leading aggregates focus positions us well for continued growth and value creation.  We have a durable business model with strong fundamentals and less execution risk through economic cycles.  This durability is evidenced by the consistent growth in our aggregates unit profitability, despite ongoing volatility in the macro environment.  We are positioned in geographic markets that will continue to outperform other parts of the country from a demand perspective, both in the near term and longer term, and we expect both the favorable pricing dynamics and our strong execution to lead to continued earnings growth.”

Conference Call
Vulcan will host a conference call at 9:00 a.m. CDT on November 2, 2022.  A webcast will be available via the Company’s website at www.vulcanmaterials.com.  Investors and other interested parties may access the teleconference live by calling 800-343-4136, or 203-518-9843 if outside the U.S.  The conference ID is 5944810.  The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

About Vulcan Materials Company
Vulcan Materials Company, a member of the S&P 500 Index with headquarters in Birmingham, Alabama, is the nation's largest supplier of construction aggregates – primarily crushed stone, sand and gravel – and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete.  For additional information about Vulcan, go to www.vulcanmaterials.com.

Non-GAAP Financial Measures
Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as included in Appendix 3 hereto. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

FORWARD-LOOKING STATEMENT DISCLAIMER
This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements.  Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

November 2, 2022
FOR IMMEDIATE RELEASE

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements.  The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: general economic and business conditions; a pandemic, epidemic or other public health emergency, such as the COVID-19 outbreak; Vulcan’s dependence on the construction industry, which is subject to economic cycles; the timing and amount of federal, state and local funding for infrastructure; changes in the level of spending for private residential and private nonresidential construction; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure, including the risks that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; international business operations and relationships, including recent actions taken by the Mexican government with respect to Vulcan’s property and operations in that country; the highly competitive nature of the construction industry; the impact of future regulatory or legislative actions, including those relating to climate change, biodiversity, land use, wetlands, greenhouse gas emissions, the definition of minerals, tax policy and domestic and international trade; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena, including the impact of climate change and availability of water; availability and cost of trucks, railcars, barges and ships as well as their licensed operators for transport of Vulcan’s materials; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; labor relations, shortages and constraints; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require cash contributions to the pension plans; the impact of environmental cleanup costs and other liabilities relating to existing and/or divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations; significant downturn in the construction industry may result in the impairment of goodwill or long-lived assets; changes in technologies, which could disrupt the way Vulcan does business and how Vulcan’s products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC.  All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Source: Vulcan Materials Company

				Table A
Vulcan Materials Company
and Subsidiary Companies
	(in millions, except per share data)
Consolidated Statements of Earnings	Three Months Ended September 30		Nine Months Ended September 30
(Condensed and unaudited)	2022	2021	2022	2021

Total revenues	$2,088.3	$1,516.5	$5,583.3	$3,945.9
Cost of revenues	1,595.4	1,122.4	4,375.5	2,924.2
Gross profit	492.9	394.1	1,207.8	1,021.7
Selling, administrative and general expenses	135.3	103.8	388.7	293.1

Gain on sale of property, plant & equipment and businesses	23.8	2.9	28.4	120.3
Loss on impairments	(67.8)	0.0	(67.8)	(4.6)
Other operating expense, net	(8.2)	(30.8)	(19.8)	(44.9)
Operating earnings	305.4	262.4	759.9	799.4
Other nonoperating income (expense), net	1.3	3.1	(1.7)	17.3
Interest expense, net	46.1	36.8	120.8	111.6

Earnings from continuing operations before income taxes	260.6	228.7	637.4	705.1
Income tax expense	82.3	51.7	164.6	169.7
Earnings from continuing operations	178.3	177.0	472.8	535.4
Loss on discontinued operations, net of tax	(1.2)	(0.2)	(16.1)	(2.7)
Net earnings	177.1	176.8	456.7	532.7
(Earnings) loss attributable to noncontrolling interest	0.0	0.1	(0.5)	0.2
Net earnings attributable to Vulcan	$177.1	$176.9	$456.2	$532.9

Basic earnings (loss) per share attributable to Vulcan
Continuing operations	$1.34	$1.33	$3.55	$4.03
Discontinued operations	$(0.01)	$0.00	$(0.12)	$(0.02)
Net earnings	$1.33	$1.33	$3.43	$4.01

Diluted earnings (loss) per share attributable to Vulcan
Continuing operations	$1.33	$1.33	$3.54	$4.01
Discontinued operations	$0.00	$(0.01)	$(0.12)	$(0.02)
Net earnings	$1.33	$1.32	$3.42	$3.99

Weighted-average common shares outstanding
Basic	133.0	132.8	133.0	132.8
Assuming dilution	133.6	133.5	133.6	133.5
Effective tax rate from continuing operations	31.6%	22.6%	25.8%	24.1%

Table B
Vulcan Materials Company
and Subsidiary Companies

			(in millions)
Consolidated Balance Sheets (Condensed and unaudited)	September 30 2022	December 31 2021	September 30 2021
Assets
Cash and cash equivalents	$122.4	$235.0	$135.7
Restricted cash	24.5	6.5	0.7
Accounts and notes receivable
Accounts and notes receivable, gross	1,223.6	849.0	948.3
Allowance for credit losses	(11.0)	(10.3)	(10.1)
Accounts and notes receivable, net	1,212.6	838.7	938.2
Inventories
Finished products	403.3	418.0	411.9
Raw materials	64.9	59.9	58.2
Products in process	5.6	4.2	3.8
Operating supplies and other	68.2	39.2	38.3
Inventories	542.0	521.3	512.2
Other current assets	140.8	95.1	131.6
Assets held for sale	291.1	0.0	0.0
Total current assets	2,333.4	1,696.6	1,718.4
Investments and long-term receivables	33.1	34.1	34.1
Property, plant & equipment
Property, plant & equipment, cost	11,133.6	10,444.4	10,362.8
Allowances for depreciation, depletion & amortization	(5,148.3)	(4,897.6)	(4,815.9)
Property, plant & equipment, net	5,985.3	5,546.8	5,546.9
Operating lease right-of-use assets, net	574.2	691.4	656.9
Goodwill	3,704.5	3,696.7	3,674.8
Other intangible assets, net	1,708.3	1,749.0	1,819.8
Other noncurrent assets	277.0	268.0	237.1
Total assets	$14,615.8	$13,682.6	$13,688.0
Liabilities
Current maturities of long-term debt	0.5	5.2	12.2
Short-term debt	312.0	0.0	0.0
Trade payables and accruals	484.2	365.5	410.3
Other current liabilities	454.7	398.6	454.2
Liabilities of assets held for sale	111.1	0.0	0.0
Total current liabilities	1,362.5	769.3	876.7
Long-term debt	3,874.2	3,874.8	3,874.1
Deferred income taxes, net	1,073.0	1,005.9	1,053.4
Deferred revenue	161.7	167.1	168.1
Noncurrent operating lease liabilities	549.8	642.5	622.3
Other noncurrent liabilities	715.7	655.3	644.3
Total liabilities	$7,736.9	$7,114.9	$7,238.9
Equity
Common stock, $1 par value	132.9	132.7	132.7
Capital in excess of par value	2,826.9	2,816.5	2,810.3
Retained earnings	4,045.3	3,748.5	3,659.6
Accumulated other comprehensive loss	(149.4)	(152.7)	(176.5)
Total shareholder's equity	6,855.7	6,545.0	6,426.1
Noncontrolling interest	23.2	22.7	23.0
Total equity	$6,878.9	$6,567.7	$6,449.1
Total liabilities and equity	$14,615.8	$13,682.6	$13,688.0

Table C
Vulcan Materials Company
and Subsidiary Companies

		(in millions)
Consolidated Statements of Cash Flows		Nine Months Ended September 30
(Condensed and unaudited)	2022	2021
Operating Activities
Net earnings	$456.7	$532.7
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	435.0	321.0
Noncash operating lease expense	46.6	32.7
Net gain on sale of property, plant & equipment and businesses	(28.4)	(120.3)
Loss on impairments	67.8	4.6
Contributions to pension plans	(5.8)	(6.0)
Share-based compensation expense	27.9	25.2
Deferred tax expense	35.4	71.4
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(295.5)	(144.6)
Other, net	8.6	8.1
Net cash provided by operating activities	$748.3	$724.8
Investing Activities
Purchases of property, plant & equipment	(450.4)	(318.6)
Proceeds from sale of property, plant & equipment	37.8	192.4
Payment for businesses acquired, net of acquired cash	(528.0)	(1,634.5)
Other, net	(0.1)	0.1
Net cash used for investing activities	$(940.7)	$(1,760.6)
Financing Activities
Proceeds from short-term debt	1,288.2	(0.0)
Payment of short-term debt	(976.2)	0.0
Payment of current maturities and long-term debt	(557.6)	(1,444.0)
Proceeds from issuance of long-term debt	550.0	1,600.0
Debt issuance and exchange costs	(2.9)	(13.3)
Payment of finance leases	(27.0)	(4.8)
Dividends paid	(159.5)	(147.3)
Share-based compensation, shares withheld for taxes	(17.4)	(15.8)
Other, net	0.2	(0.6)
Net cash provided by (used for) financing activities	$97.8	$(25.8)
Net decrease in cash and cash equivalents and restricted cash	(94.6)	(1,061.6)
Cash and cash equivalents and restricted cash at beginning of year	241.5	1,198.0
Cash and cash equivalents and restricted cash at end of period	$146.9	$136.4

 Table D
Segment Financial Data and Unit Shipments

	(in millions, except unit and per unit data)
	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Total Revenues
Aggregates [1]	$1,490.5	$1,172.4	$4,013.5	$3,192.7
Asphalt [2]	310.2	220.7	752.1	580.4
Concrete	450.5	219.2	1,233.4	396.8
Calcium	2.1	1.5	5.4	5.5
Segment sales	$2,253.3	$1,613.8	$6,004.4	$4,175.4
Aggregates intersegment sales	(165.0)	(97.3)	(421.1)	(229.5)
Total revenues	$2,088.3	$1,516.5	$5,583.3	$3,945.9
Gross Profit
Aggregates	$436.1	$372.4	$1,081.3	$969.8
Asphalt	29.5	7.1	40.2	17.6
Concrete	26.5	14.3	84.7	32.4
Calcium	0.8	0.3	1.6	1.9
Total	$492.9	$394.1	$1,207.8	$1,021.7
Depreciation, Depletion, Accretion and Amortization
Aggregates	$113.5	$93.3	$324.4	$258.5
Asphalt	8.9	9.0	26.0	27.1
Concrete	21.7	8.7	63.5	16.6
Calcium	0.0	0.0	0.1	0.1
Other	6.9	6.5	21.0	18.7
Total	$151.0	$117.5	$435.0	$321.0
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [3]	$1,097.2	$898.0	$2,956.5	$2,453.1
Aggregates - tons (thousands)	65,351	60,163	182,180	165,128
Freight-adjusted sales price [4]	$16.79	$14.93	$16.23	$14.86
Other Products
Asphalt Mix - tons (thousands)	3,631	3,202	9,374	8,553
Asphalt Mix - sales price	$74.80	$59.43	$70.17	$58.27

Ready-mixed concrete - cubic yards (thousands)	2,924	1,596	8,255	2,940
Ready-mixed concrete - sales price	$153.54	$136.29	$148.95	$133.88

Calcium - tons (thousands)	58	52	161	197
Calcium - sales price	$36.27	$28.29	$33.45	$27.81

[1]
Includes product sales (crushed stone, sand and gravel, sand, and other aggregates), as well as freight & delivery costs that we pass along to our customers, and service revenues related to aggregates.

[2]	Includes product sales, as well as service revenues from our asphalt construction paving business.
[3]
Freight-adjusted revenues are Aggregates segment sales excluding freight & delivery revenues and other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business.

[4]	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.   Reconciliation of Non-GAAP Measures

Aggregates segment freight-adjusted revenues is not a Generally Accepted Accounting Principle (GAAP) measure and should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. It also excludes other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Additionally, we use this metric as the basis for calculating the average sales price of our aggregates products. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Freight-Adjusted Revenues

		(in millions, except per ton data)
		Three Months Ended September 30		Nine Months Ended September 30		Trailing-Twelve Months September 30
		2022	2021	2022	2021	2022	2021
Aggregates segment
Segment sales		$1,490.5	$1,172.4	$4,013.5	$3,192.7	$5,165.8	$4,149.2
Less:	Freight & delivery revenues [1]	364.6	253.1	972.9	685.2	1,239.7	890.2
	Other revenues	28.7	21.3	84.1	54.4	108.7	68.6
Freight-adjusted revenues		$1,097.2	$898.0	$2,956.5	$2,453.1	$3,817.4	$3,190.4
Unit shipments - tons		65.4	60.2	182.2	165.1	239.9	216.3
Freight-adjusted sales price		$16.79	$14.93	$16.23	$14.86	$15.91	$14.75

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Aggregates segment incremental gross profit flow-through rate is not a GAAP measure and represents the year-over-year change in gross profit divided by the year-over-year change in segment sales excluding freight & delivery (revenues and costs). This metric should not be considered as an alternative to metrics defined by GAAP. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is consistent with our competitors and meaningful to our investors as it excludes revenues associated with freight & delivery, which are pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Incremental Gross Profit Margin in Accordance with GAAP

	(dollars in millions)
	Three Months Ended September 30		Nine Months Ended September 30		Trailing-Twelve Months September 30
	2022	2021	2022	2021	2022	2021
Aggregates segment
Gross profit	$436.1	$372.4	$1,081.3	$969.8	$1,407.2	$1,245.8
Segment sales	$1,490.5	$1,172.4	$4,013.5	$3,192.7	$5,165.8	$4,149.2
Gross profit margin	29.3%	31.8%	26.9%	30.4%	27.2%	30.0%
Incremental gross profit margin	20.1%		13.6%		15.9%

Aggregates Segment Incremental Gross Profit Flow-through Rate (Non-GAAP)

		(dollars in millions)
		Three Months Ended September 30		Nine Months Ended September 30		Trailing-Twelve Months September 30
		2022	2021	2022	2021	2022	2021
Aggregates segment
Gross profit		$436.1	$372.4	$1,081.3	$969.8	$1,407.2	$1,245.8
Segment sales		$1,490.5	$1,172.4	$4,013.5	$3,192.7	$5,165.8	$4,149.2
Less:	Freight & delivery revenues [1]	364.6	253.1	972.9	685.2	1,239.7	890.2
Segment sales excluding freight & delivery		$1,125.9	$919.3	$3,040.6	$2,507.5	$3,926.1	$3,259.0
Gross profit margin excluding freight & delivery		38.7%	40.5%	35.6%	38.7%	35.8%	38.2%
Incremental gross profit flow-through rate		30.9%		20.9%		24.2%

[1]	At the segment level, freight & delivery revenues include intersegment freight & delivery (which are eliminated at the consolidated level) and freight to remote distribution sites.

Appendix 2
Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "Aggregates segment cash gross profit" and it should not be considered as an alternative to earnings measures defined by GAAP. We and the investment community use this metric to assess the operating performance of our business. Additionally, we present this metric as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. Aggregates segment cash gross profit per ton is computed by dividing Aggregates segment cash gross profit by tons shipped. Reconciliation of this metric to its nearest GAAP measure is presented below:

Aggregates Segment Cash Gross Profit

	(in millions, except per ton data)
	Three Months Ended September 30		Nine Months Ended September 30		Trailing-Twelve Months September 30
	2022	2021	2022	2021	2022	2021
Aggregates segment
Gross profit	$436.1	$372.4	$1,081.3	$969.8	$1,407.2	$1,245.8
Depreciation, depletion, accretion and amortization	113.5	93.3	324.4	258.5	426.3	339.2
Aggregates segment cash gross profit	$549.6	$465.7	$1,405.7	$1,228.3	$1,833.5	$1,585.0
Unit shipments - tons	65.4	60.2	182.2	165.1	239.9	216.3
Aggregates segment cash gross profit per ton	$8.41	$7.74	$7.72	$7.44	$7.64	$7.33

GAAP does not define "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

EBITDA and Adjusted EBITDA

	(in millions)
	Three Months Ended September 30		Nine Months Ended September 30		Trailing-Twelve Months September 30
	2022	2021	2022	2021	2022	2021
Net earnings attributable to Vulcan	$177.1	$176.9	$456.2	$532.9	$594.2	$647.4
Income tax expense	82.3	51.7	164.6	169.7	195.0	195.0
Interest expense, net	46.1	36.8	120.8	111.6	156.9	145.5
Loss on discontinued operations, net of tax	1.2	0.2	16.1	2.7	16.7	4.1
Depreciation, depletion, accretion and amortization	151.0	117.5	435.0	321.0	577.0	421.9
EBITDA	$457.7	$383.2	$1,192.7	$1,137.8	$1,539.7	$1,413.8
Gain on sale of real estate and businesses, net	$(23.5)	$0.0	$(23.5)	$(114.7)	$(23.5)	$(114.7)
Charges associated with divested operations	0.4	0.4	1.0	1.1	1.5	1.4
Business development [1]	2.5	24.7	8.1	30.6	16.5	40.0
COVID-19 direct incremental costs	0.0	5.9	0.0	9.7	3.7	12.5
Pension settlement charge	0.0	0.0	0.0	0.0	12.1	22.7
Loss on impairments	67.8	0.0	67.8	0.0	67.8	0.0
Restructuring charges	2.1	3.5	4.9	3.5	16.3	3.5
Adjusted EBITDA	$507.0	$417.7	$1,251.0	$1,068.0	$1,634.3	$1,379.2

[1]	Represents non-routine charges or gains associated with acquisitions and dispositions including the cost impact of purchase accounting inventory valuations.

Similar to our presentation of Adjusted EBITDA, we present Adjusted diluted earnings per share (EPS) attributable to Vulcan from continuing operations to provide a more consistent comparison of earnings performance from period to period. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

Adjusted Diluted EPS attributable to Vulcan from Continuing Operations (Adjusted Diluted EPS)

	Three Months Ended September 30		Nine Months Ended September 30		Trailing-Twelve Months September 30
	2022	2021	2022	2021	2022	2021
Net earnings attributable to Vulcan	$1.33	$1.32	$3.42	$3.99	$4.45	$4.85
Less: Discontinued operations	0.00	(0.01)	(0.12)	(0.02)	(0.13)	$(0.03)
Diluted EPS attributable to Vulcan from continuing operations	$1.33	$1.33	$3.54	$4.01	$4.58	$4.88
Items included in Adjusted EBITDA above, net of tax	0.38	0.21	0.42	(0.36)	0.63	(0.17)
NOL carryforward valuation allowance	0.07	0.00	0.07	0.10	0.07	0.10
Acquisition financing interest costs	0.00	0.00	0.00	0.05	0.00	0.05
Adjusted diluted EPS attributable to Vulcan from continuing operations	$1.78	$1.54	$4.03	$3.80	$5.28	$4.86

Appendix 3
Reconciliation of Non-GAAP Measures (Continued)

Net debt to Adjusted EBITDA is not a GAAP measure and should not be considered as an alternative to metrics defined by GAAP. We, the investment community and credit rating agencies use this metric to assess our leverage. Net debt subtracts cash and cash equivalents and restricted cash from total debt. Reconciliation of this metric to its nearest GAAP measure is presented below:

Net Debt to Adjusted EBITDA

	(in millions)
	September 30
	2022		2021
Debt
Current maturities of long-term debt	$0.5		$12.2
Short-term debt	312.0		0.0
Long-term debt	3,874.2		3,874.1
Total debt	$4,186.7		$3,886.3
Less: Cash and cash equivalents and restricted cash	146.9		136.4
Net debt	$4,039.8		$3,749.9
Trailing-Twelve Months (TTM) Adjusted EBITDA	$1,634.3		$1,379.2
Total debt to TTM Adjusted EBITDA	2.6	x	2.8	x
Net debt to TTM Adjusted EBITDA	2.5	x	2.7	x

We define “Return on Invested Capital” (ROIC) as Adjusted EBITDA for the trailing-twelve months divided by average invested capital (as illustrated below) during the trailing 5-quarters. Our calculation of ROIC is considered a non-GAAP financial measure because we calculate ROIC using the non-GAAP metric EBITDA. We believe that our ROIC metric is meaningful because it helps investors assess how effectively we are deploying our assets. Although ROIC is a standard financial metric, numerous methods exist for calculating a company’s ROIC. As a result, the method we use to calculate our ROIC may differ from the methods used by other companies. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below (numbers may not foot due to rounding):

Return on Invested Capital

	(dollars in millions)
	Trailing-Twelve Months September 30
	2022	2021
Adjusted EBITDA	$1,634.3	$1,379.2
Average invested capital
Property, plant & equipment, net	$5,716.4	$4,609.1
Goodwill	3,705.5	3,272.6
Other intangible assets	1,761.0	1,253.6
Fixed and intangible assets	$11,182.9	$9,135.3

Current assets	$1,855.3	$2,090.9
Less: Cash and cash equivalents	156.3	855.7
Less: Current tax	49.3	29.6
Adjusted current assets	1,649.7	1,205.6

Current liabilities	945.7	831.9
Less: Current maturities of long-term debt	4.5	213.6
Less: Short-term debt	117.6	0.0
Adjusted current liabilities	823.6	618.3
Adjusted net working capital	$826.1	$587.3

Average invested capital	$12,009.0	$9,722.6

Return on invested capital	13.6%	14.2%

Appendix 4

Reconciliation of Non-GAAP Measures (Continued)

The following reconciliation to the mid-point of the range of 2022 Projected EBITDA excludes adjustments (as noted in Adjusted EBITDA above) as they are difficult to forecast (timing or amount). Due to the difficulty in forecasting such adjustments, we are unable to estimate their significance. This metric is not defined by GAAP and should not be considered as an alternative to earnings measures defined by GAAP. Reconciliation of this metric to its nearest GAAP measure is presented below:

2022 Projected EBITDA

(in millions)
Mid-point
Net earnings attributable to Vulcan	$690
Income tax expense	230
Interest expense, net of interest income	165
Discontinued operations, net of tax	0
Depreciation, depletion, accretion and amortization	575
Projected EBITDA	$1,660

Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures, other than the reconciliation of Projected EBITDA as noted above. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.